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                                                                     EXHIBIT 3.1


                            CHARTER OF INCORPORATION

                       MOUNTAIN NATIONAL BANCSHARES, INC.


                                       I.

         The name of the Corporation is MOUNTAIN NATIONAL BANCSHARES, INC.

                                       II.

         The street address and zip code of the initial registered office of the Corporation is 300 East Main Street, Sevierville, Sevier County, Tennessee 37864, and the initial registered agent at that address is Dwight B. Grizzell.

                                      III.

         The name, address and zip code of each incorporator is: Michael P. Marshall, Jr., 1275 Peachtree Street, Seventh Floor, Atlanta, Georgia 30309-3576.

                                       IV.

         The street address and zip code of the Corporation's initial principal office is 300 East Main Street, Sevierville, Sevier County, Tennessee 37864.

                                       V.

         The duration of the Corporation is perpetual unless otherwise legally terminated.

                                       VI.

         The Corporation is a for-profit corporation, the purpose or purposes for which shall be to engage in any and all business permitted by law and regulation, including, without limitation, serving as a bank holding company.

                                      VII.

         The total number of shares of capital stock which the Corporation has the authority to issue is Two Million Four Hundred Thousand (2,400,000) shares of common, voting stock, of par value of one dollar ($1.00) per share. The shares may be issued from time to time as authorized by the Board of Directors of the Corporation without the approval of its shareholders
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except to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Corporation), labor or services actually performed for the Corporation or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the Board of Directors of the Corporation, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable.

                                      VIII.

         Holders of the common stock of the Corporation shall not be entitled to preemptive rights with respect to any shares of the Corporation which may be issued.

                                       IX.

         The names and addresses of the individuals who are to serve as the initial directors are:

                               James E. Bookstaff
                               1051 Banner Road
                               Gatlinburg, TN 37738

                               Dwight B. Grizzell
                               1619 White Oak Drive
                               Sevierville, TN 37862

                               Gary A. Helton
                               P.O. Box 5707
                               Sevierville, TN 37864

                               Bruce M. Johnson
                               2524 Lee's Path
                               Sevierville, TN 37876

                               Charlie R. Johnson
                               228 Evergreen Drive
                               Sevierville, TN 37862

                               Sam L. Large
                               1704 Hidden Hills Road
                               Unit 606
                               Gatlinburg, TN 37738
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                               Jeffrey J. Monson
                               849 Amy Lea
                               Sevierville, TN 37862

                               Mike Ownby
                               210 Hollywood Circle
                               Sevierville, TN 37862

                               John M. Parker
                               319 Grandview Drive
                               Kodak, TN 37764

                               Ruth Reams
                               231 Lafollette Circle
                               Pigeon Forge, TN 37863

                               Barbara S. Stevens
                               925 Ski View Drive
                               Gatlinburg, TN 37738

                               Linda N. Ogle
                               3455 Parkway
                               Pigeon Forge, TN 37863

                                       X.

         In all elections of directors, the number of votes each common shareholder may cast will be determined by multiplying the number of shares he or she owns by the number of directors to be elected. Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder.

                                       XI.

         The Corporation shall indemnify and advance expenses to its Directors, officers, employees and agents, and may purchase and maintain insurance or furnish similar protection on behalf of its Directors, officers, employees and agents, to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may hereinafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation prior to such amendment) and in accordance with the duly approved Bylaws of the Corporation.

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                                      XII.

         The shareholders of the Corporation may remove one (1) or more directors with or without cause. Any or all of the Directors may be removed for cause by a vote of a majority of the entire Board of Directors. A Director may be removed by the shareholders or Directors only at a meeting called for that purpose, and the notice of the meeting must state the purpose, or one of the purposes, of the meeting is removal of one (1) or more directors.

                                      XIII.

         The Corporation shall have the power to make Bylaws for the regulation and government of the Corporation, its Directors, agents, employees, and officers, and for all other purposes not inconsistent with the Constitution and laws of the State of Tennessee.

                                      XIV.

         No amendment, addition, alteration, change or repeal of this Charter shall be made by the Board of Directors or shareholders of the Corporation, except in the manner consistent with the laws of the State of Tennessee.

         IN WITNESS WHEREOF, the undersigned has executed this Charter of Incorporation as of the 21st day of March, 2002.



                                    /s/ Michael P. Marshall, Jr.
                                    Michael P. Marshall, Jr., Incorporator